First PacTrust Bancorp to Move Corporate Headquarters to Irvine, CA

-- PacTrust Bank to open new branch in City of Tustin --

For Immediate Release

CHULA VISTA, Calif., November 14, 2011 --

First PacTrust Bancorp, Inc.
(NASDAQ: BANC), the holding company for
PacTrust
Bank
, today announced  the relocation of its corporate headquarters to 18500 Von Karman Avenue, Irvine, California.  The company anticipates the relocation to be completed in the first quarter of 2012.

Gregory Mitchell, President and CEO, said “We are excited to relocate PacTrust’s corporate offices to Irvine after completing a long and thoughtful review.  The new location is centrally located within our retail footprint, surrounded by a deep pool of talented financial professionals and well suited to meet the needs of our existing employees, investors and clients.”

PacTrust Bank also announced today that it has entered into a lease to open a new retail banking office in Tustin, California during the first quarter of 2012, pending regulatory approval. The Tustin branch, located at 13031 Newport Avenue, will complement PacTrust Bank’s expanding Southern California retail footprint that includes previously announced new branch openings in Santa Monica, Century City and Rancho Bernardo.  Following the closing of the acquisitions of Beach Business Bank (OTCBB: BBBC) and Gateway Business Bank, First PacTrust Bancorp will have a network of nineteen branch locations.

“We look forward to providing Tustin’s residents with the level of service, value and choice they deserve and should expect from a strong community minded bank,” said Gaylin Anderson, EVP, Retail Banking.  “We believe that retail and commercial clients in Tustin will appreciate and value our home town service and exceptional staff.”

About First PacTrust Bancorp

First PacTrust Bancorp, Inc. (ticker: BANC) is a publicly-traded bank holding company that trades on the NASDAQ and is a member of the Russell 2000 Index.  The Company’s wholly owned subsidiary, Pacific Trust Bank, was founded in 1941, is regulated by the Office of the Comptroller of the Currency and has its deposits insured by the FDIC.  PacTrust Bank operates retail banking offices throughout Southern California focusing on residential, commercial real estate and small business lending.  PacTrust Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-

OP ATM Network.  For more information on any of First PacTrust’s services, visit: http://www.firstpactrustbancorp.com.

Contacts

First PacTrust Bancorp, Inc. Gregory A. Mitchell, President and CEO619-691-1519 x4474